UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 10, 2012

Ring Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53929	90-0406406
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

18 ½ East State Street, Suite 202, Redlands, CA	92373
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (909) 798-8394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On March 1, 2012, Ring Energy, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Patriot Royalty & Land, LLC (“Patriot Royalty”) to purchase an interest in certain oil and gas leases as disclosed in a report on Form 8-K filed with the Commission on March 8, 2012.   Effective April 10, 2012, the parties amended the Agreement to allow a second closing date for up to 45 days from April 10, 2012, to permit Patriot Royalty the opportunity to secure an additional leasehold interest for which the Company would pay a proportional amount at the original purchase price of $700 per net mineral acre acquired by Patriot Royalty and assigned to the Company.  We anticipate that if Patriot Royalty is successful in securing an additional 8.5% net leasehold interest in the leases, the Company would pay approximately an additional $9,600 for this additional interest.

Item 8.01

Other Events.

On April 11, 2012, we completed the purchase of an interest in oil and gas leases through the assignment of certain Oil, Gas and Mineral Leases located in Andrews County, Texas, and containing approximately 161.4 acres of land.  The assignment was from Patriot Royalty and Land, LLC for which we paid $100,368.  Our interest in the leases represents approximately an 89.5% leasehold interest.  There are no producing wells on these leases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: April 16, 2012

By: /s/ Denny W. Nestripke

Denny W. Nestripke, Vice President

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